Exhibit 99.1

Risk Factors

Our business faces many risks. The risks described below may not be the only risks we face. Additional risks we do not yet know of or which we currently believe are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition or results of operations could suffer and the trading price of our common stock could decline. The following risks should be considered, together with all of the other information in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the period ended March 31, 2012, before deciding to invest in our securities.

Factors Related to Our Business

Our product candidates may exhibit undesirable side effects when used alone or in combination with other approved pharmaceutical products or investigational agents, which may delay or preclude their further development or regulatory approval, or limit their use if approved.

Throughout the drug development process, we must continually demonstrate the safety and tolerability of our product candidates in order to obtain regulatory approval to advance their clinical development or to market them. Even if our product candidates demonstrate biologic activity and clinical efficacy, any unacceptable adverse side effects or toxicities, when administered alone or in the presence of other pharmaceutical products or investigational agents, which can arise at any stage of development, may outweigh their potential benefit. For instance, in September 2010, two of our drug candidates, IDX184 and IDX320 for the treatment of the hepatitis C virus, or HCV, were placed on clinical hold by the United States Food and Drug Administration, or FDA, following a 14-day drug-drug interaction study of a combination of IDX184 and IDX320 in healthy volunteers. In future preclinical studies and clinical trials our product candidates may demonstrate unacceptable safety profiles or unacceptable drug-drug interactions, which could result in the delay or termination of their development, prevent regulatory approval or limit their market acceptance if they are ultimately approved.

We have a limited operating history and have incurred a cumulative loss since inception. If we do not generate significant revenues, we will not be profitable.

We have incurred significant losses each year since our inception in May 1998. We expect to report a net loss for the next several years as we continue to expand our drug discovery and development efforts. Telbivudine (Tyzeka®/Sebivo®), our only product to reach commercialization, is marketed by Novartis Pharma AG, or Novartis, and we received royalty payments associated with sales of this product prior to July 2012. As of July 2012, under the termination agreement entered into with Novartis, we will no longer receive royalty or milestone payments from Novartis based upon worldwide product sales of Tyzeka®/Sebivo® (telbivudine) for the treatment of the hepatitis B virus, or HBV. We will not be able to generate revenues from other product sales until we successfully complete clinical development and receive regulatory approval for one of our other drug candidates, and we or a collaboration partner successfully introduce such product commercially. We expect to incur annual operating losses and expect that the net loss we will incur will fluctuate from quarter to quarter and such fluctuations may be substantial. To generate product revenue, regulatory approval for products we successfully develop must be obtained and we and/or one of our existing or future collaboration partners must effectively manufacture, market and sell such products. Even if we successfully commercialize drug candidates that receive regulatory approval, we may not be able to realize revenues at a level that would allow us to achieve or sustain profitability. Accordingly, we may never generate significant revenue and, even if we do generate significant revenue, we may never achieve profitability.

We will need additional capital to fund our operations, including the development, manufacture and potential commercialization of our drug candidates. If we do not have or cannot raise additional capital when needed, we will be unable to develop and ultimately commercialize our drug candidates successfully.

Our cash and cash equivalents balance was $79.3 million at June 30, 2012, which we believe will be sufficient to sustain operations through at least December 31, 2012. Our drug development programs and the potential commercialization of our drug candidates will require substantial cash to fund expenses that we will incur in connection with preclinical studies and clinical trials, regulatory review and future manufacturing and sales and marketing efforts.

Our need for additional funding will depend in part on whether we enter into development and commercialization agreements with third parties and receive related license fees, milestone payments and development expense reimbursement payments thereunder with respect to our drug candidates.

Our future capital needs will also depend generally on many other factors, including:

•	the amount of revenue that we may be able to realize from commercialization and sale of drug candidates, if any, which are approved by regulatory authorities;

•	the scope and results of our preclinical studies and clinical trials;

•	the progress of our current preclinical and clinical development programs for HCV;

•	the cost of obtaining, maintaining and defending patents on our drug candidates and our processes;

•	the cost, timing and outcome of regulatory reviews;

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any costs associated with changes in rules and regulations promulgated by the FDA related to the drug development process and/or clinical trials, including but not limited to increased costs associated with the evolving standard of care treatment regimens;

•	the commercial potential of our drug candidates;

•	the rate of technological advances in our markets;

•	the cost of acquiring or in-licensing new discovery compounds, technologies, drug candidates or other business assets;

•	the magnitude of our general and administrative expenses;

•	any costs related to litigation in which we may be involved or related to any claims made against us;

•	any costs we may incur under current and future licensing arrangements; and

•	the costs of commercializing and launching other products, if any, which are successfully developed and approved for commercial sale by regulatory authorities.

We expect that we will incur significant costs to complete the clinical trials and other studies required to enable us to submit regulatory applications with the FDA and/or the European Medicines Agency, or EMA, for our drug candidates as we continue development of each of our drug candidates. The time and cost to complete clinical development of our drug candidates may vary as a result of a number of factors.

We may seek additional capital through a combination of public and private equity offerings, debt financings and collaborative, strategic alliance and licensing arrangements. Such additional financing may not be available when we need it or may not be available on terms that are favorable to us. In October 2011, we filed a universal shelf registration statement with the SEC which will allow us to offer and sell from time to time up to a maximum of $150.0 million of shares of common stock, at prices and terms to be determined at the time of sale, of which approximately $88.9 million remains available for sale. Moreover, we are currently a “well-known seasoned issuer” and may file automatic shelf registration statements at any time with the SEC. In July 2012, we filed an automatic shelf registration statement on Form S-3 with the SEC.

If we raise additional capital through the sale of our common stock, existing stockholders, other than Novartis, which has the right to maintain a certain level of ownership, will experience dilution of their current level of ownership of our common stock and the terms of the financing may adversely affect the holdings or rights of our stockholders. If we are unable to obtain adequate financing on a timely basis, we could be required to delay, reduce or eliminate one or more of our drug development programs or to enter into new collaborative, strategic alliances or licensing arrangements that may not be favorable to us. More generally, if we are unable to obtain adequate funding, we may be required to scale back, suspend or terminate our business operations.

Our research and development efforts may not result in additional drug candidates being discovered on anticipated timelines, which could limit our ability to generate revenues.

Some of our research and development programs are at preclinical stages. Additional drug candidates that we may develop or acquire will require significant research, development, preclinical studies and clinical trials, regulatory approval and commitment of resources before any commercialization may occur. We cannot predict whether our research will lead to the discovery of any additional drug candidates that could generate revenues for us.

Our failure to successfully acquire or develop and market additional drug candidates or approved drugs would impair our ability to grow.

As part of our strategy, we intend to establish a franchise in the HCV market by developing multiple drug candidates for this therapeutic indication. The success of this strategy depends upon the development and commercialization of additional drug candidates that we successfully discover, license or otherwise acquire.

Drug candidates we discover, license or acquire, including ID184, IDX719 and IDX19368, will require additional and likely substantial development, including formulation optimization, extensive clinical testing and approval by the FDA and applicable foreign regulatory authorities. All drug candidates are prone to the risks of failure which are inherent in pharmaceutical drug development, including the possibility that the drug candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities.

Proposing, negotiating and implementing the acquisition or in-license of drug candidates may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing and sales resources, may compete with us for the acquisition of drug candidates. We may not be able to acquire the rights to additional drug candidates on terms that we find acceptable.

Our investments are subject to general credit, liquidity, market and interest rate risks.

As of June 30, 2012, all of our cash and cash equivalents were invested in money market funds. Our investment policy seeks to manage these assets to achieve our goals of preserving principal and maintaining adequate liquidity. Should our investments cease paying or reduce the amount of interest paid to us, our interest income would suffer. In addition, general credit, liquidity, market and interest risks associated with our investment portfolio may have an adverse effect on our financial condition.

The commercial markets which we intend to enter are subject to intense competition. If we are unable to compete effectively, our drug candidates may be rendered noncompetitive or obsolete.

We are engaged in segments of the pharmaceutical industry that are highly competitive and rapidly changing. Many large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are commercializing or pursuing the development of products that target viral diseases, including the same diseases we are targeting.

We face intense competition from existing products and we expect to face increasing competition as new products enter the market and advanced technologies become available. For the treatment of HCV, Pegylated Interferon in combination with ribavirin (Peg-IFN/RBV), Incivek (telaprevir) and Victrelis (boceprevir) are approved by the FDA for commercial sale.

Increased costs associated with the evolving standard of care treatment regimens and the cure rates of patients using one of these approved drugs and future approved combinations of direct-acting antiviral drug candidates, or DAAs, may be such that our development and discovery efforts in the area of HCV may be rendered noncompetitive.

We believe that a significant number of drug candidates that are currently under development may become available in the future for the treatment of HCV. Our competitors’ products may be more effective, have fewer side effects, have lower costs or be better marketed and sold than any of our products. Additionally, products that our competitors successfully develop for the treatment of HCV may be marketed prior to any HCV product we or our collaboration partners successfully develop. Many of our competitors have:

•	significantly greater financial, technical and human resources than we have and may be better equipped to discover, develop, manufacture and commercialize products;

•	more extensive experience in conducting preclinical studies and clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products;

•	products that have been approved or drug candidates that are in late-stage development; and

•	collaborative arrangements in our target markets with leading companies and research institutions.

Under the termination agreement, Novartis has a non-exclusive license for a period of seven years to conduct clinical trials evaluating a combination of any of our HCV drug candidates and any of Novartis’ HCV drug candidates after each drug candidate has completed a dose-ranging study. If Novartis obtains regulatory approval to co-label a Novartis HCV drug with one or more of our HCV drugs, Novartis could market and sell a combination that may compete with our drug candidates and/or combination products that we market and sell in the future. In addition, Novartis may market, sell, promote or license other competitive products. Novartis has significantly greater financial, technical and human resources than we have, is better equipped to discover, develop, manufacture and commercialize products, and has more extensive experience in preclinical studies and clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. In the event that Novartis competes with us, our business could be materially and adversely affected.

Competitive products may render our products obsolete or noncompetitive before we can recover the expenses of developing and commercializing our drug candidates. Furthermore, the development of new treatment methods and/or the widespread adoption or increased utilization of vaccines for the diseases we are targeting could render our drug candidates noncompetitive, obsolete or uneconomical.

With respect to drug candidates, if any, that we may successfully develop and obtain approval to commercialize, we will face competition based on the safety and effectiveness of our products, the timing and scope of regulatory approvals, the availability and cost of supply, marketing and sales capabilities, reimbursement coverage, price, patent position and other factors. Our competitors may develop or commercialize more effective or more affordable products or obtain more effective patent protection than we do. Accordingly, our competitors may commercialize products more rapidly or effectively than we do, which could adversely affect our competitive position and business.

Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies.

If biopharmaceutical companies involved in HCV drug development continue to consolidate, competition may increase and our business may be harmed.

In late 2011 and early 2012, several acquisitions of smaller biopharmaceutical companies by larger biopharmaceutical companies took place at substantial premiums over the market capitalizations of the target companies, including the acquisitions of Anadys Pharmaceuticals, Pharmasset, Inc. and Inhibitex Pharmaceuticals, by F. Hoffman-LaRoche & Co., Gilead Sciences, Inc. and Bristol-Myers Squibb Company, respectively. If such consolidation continues to take place, we may face competitive pressures to a far greater degree than had those consolidations not occurred, resulting from the greater resources the larger pharmaceutical companies can invest in their HCV development pipelines.

If we are not able to attract and retain key management and scientific personnel and advisors, we may not successfully develop our drug candidates or achieve our other business objectives.

The growth of our business and our success depends in large part on our ability to attract and retain key management and research and development personnel. Our key personnel include our senior officers, many of whom have very specialized scientific, medical or operational knowledge. The loss of the service of any of the key members of our senior management team may significantly delay or prevent our discovery of additional drug candidates, the development of our drug candidates and achievement of our other business objectives. Our ability to attract and retain qualified personnel, consultants and advisors is critical to our success.

We face intense competition for qualified individuals from numerous pharmaceutical and biotechnology companies, academic institutions, governmental entities and other research institutions. We may be unable to attract and retain these individuals and our failure to do so would have an adverse effect on our business.

Our business has a substantial risk of product liability claims. If we are unable to obtain or maintain appropriate levels of insurance, a product liability claim against us could adversely affect our business.

Our business exposes us to significant potential product liability risks that are inherent in the development, manufacturing and marketing of human therapeutic products. Product liability claims could result in a recall of products or a change in the therapeutic indications for which such products may be used. In addition, product liability claims may distract our management and key personnel from our core business, require us to spend significant time and money in litigation or require us to pay significant damages, which could prevent or interfere with commercialization efforts and could adversely affect our business. Claims of this nature would also adversely affect our reputation, which could damage our position in the marketplace.

For Tyzeka®/Sebivo®, product liability claims could be made against us based on the use of our product prior to October 1, 2007, at which time we transferred to Novartis our worldwide development, commercialization and manufacturing rights and obligations related to Tyzeka®/Sebivo®. For Tyzeka®/Sebivo® and our drug candidates, product liability claims could be made against us based on the use of our drug candidates in clinical trials we conducted prior to 2007. We have obtained product liability insurance for Tyzeka®/Sebivo® and maintain clinical trial insurance for our drug candidates in development. Such insurance may not provide adequate coverage against potential liabilities. In addition, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to maintain or increase current amounts of product liability and clinical trial insurance coverage, obtain product liability insurance for other products, if any, that we seek to commercialize, obtain additional clinical trial insurance or obtain sufficient insurance at a reasonable cost. If we are unable to obtain or maintain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our products or conduct the clinical trials necessary to develop our drug candidates. A successful product liability claim brought against us in excess of our insurance coverage may require us to pay substantial amounts in damages. This could adversely affect our cash position and results of operations.

Our insurance policies are expensive and protect us only from some business risks, which will leave us exposed to significant, uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. We currently maintain general liability, property, workers’ compensation, products liability, directors’ and officers’ and employment practices insurance policies. We do not know, however, if we will be able to maintain existing insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our cash position and results of operations.

If the estimates we make, and the assumptions on which we rely, in preparing our financial statements prove inaccurate, our actual results may vary from those reflected in our projections and accruals.

Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and expenses, the amounts of charges accrued by us and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. There can be no assurance, however, that our estimates, or the assumptions underlying them, will not change.

Prior to our July 2012 termination agreement with Novartis, one of these estimates was our estimate of the development period over which we amortized non-refundable payments from Novartis, which we reviewed on a quarterly basis. We estimated this period to be through May 2021 based on current judgments related to the product development timeline of our licensed drug candidates. When the estimated development period changed, we adjusted periodic revenue that was being recognized and recorded the remaining unrecognized non-refundable payments over the remaining development period during which our performance obligations were completed. Significant judgments and estimates were involved in determining the estimated development period and different assumptions could yield materially different financial results.

If we fail to design and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our common stock.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report in Annual Reports on Form 10-K that contains an assessment by management of the effectiveness of the company’s internal controls over financial reporting. In addition, the company’s independent registered public accounting firm must attest to the effectiveness of our internal controls over financial reporting.

We have completed an assessment and will continue to review in the future our internal controls over financial reporting in an effort to ensure compliance with the Section 404 requirements. The manner by which companies implement, maintain and enhance these requirements including internal control reforms, if any, to comply with Section 404, and how registered independent public accounting firms apply these requirements and test companies’ internal controls, is subject to change and will evolve over time. As a result, notwithstanding our efforts, it is possible that either our management or our independent registered public accounting firm may in the future determine that our internal controls over financial reporting are not effective.

A determination that our internal controls over financial reporting are ineffective could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could negatively impact the market price of our stock, increase the volatility of our stock price and adversely affect our ability to raise additional funding.

Our business is subject to international economic, political and other risks that could negatively affect our results of operations or financial position.

Our business is subject to risks associated with doing business internationally, including:

•	changes in a specific country’s or region’s political or economic conditions, including Western Europe, in particular;

•	potential negative consequences from changes in tax laws affecting our ability to repatriate profits;

•	difficulty in staffing and managing operations overseas;

•	unfavorable labor regulations applicable to our operations in France;

•	changes in foreign currency exchange rates; and

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the need to ensure compliance with the numerous regulatory and legal requirements applicable to our business in each of these jurisdictions and to maintain an effective compliance program to ensure compliance.

Our operating results may be impacted by the health of the North American and European economies. Our business and financial performance may be adversely affected by current and future economic conditions that cause a decline in business and consumer spending, including a reduction in the availability of credit, rising interest rates, financial market volatility and recession.

We may be required to relocate one of our principal research facilities, which could interrupt our business activities and result in significant expense.

We have been involved in a dispute with the City of Cambridge, Massachusetts and its License Commission pertaining to the level of noise emitted from certain rooftop equipment at our research facility located at 60 Hampshire Street in Cambridge. The License Commission has claimed that we are in violation of the local noise ordinance pertaining to sound emissions, based on a complaint from neighbors living adjacent to the property. We have contested this alleged violation before the License Commission, as well as the Middlesex County, Massachusetts, Superior Court. In July 2010, the License Commission granted us a special variance from the requirements of the local noise ordinance for a period of one-year, effective as of July 1, 2010. In August 2011, the License Commission granted an extension of the July 2010 variance until August 2012. In June 2012, the License Commission granted an extension of the July 2010 variance until the end of the lease term, which is December 2013. We may, however, be required to cease certain activities at the building if: a) the noise emitted from certain rooftop equipment at our research facility exceeds the levels permitted by the special variance; or b) any future legal challenge to the position of the City of Cambridge and the License Commission is unsuccessful. In any such event, we could be required to relocate to another facility which could interrupt some of our business activities and could be time consuming and costly.

Factors Related to Development, Clinical Testing and Regulatory Approval of Our Drug Candidates

All of our drug candidates are in development. Our drug candidates remain subject to clinical testing and regulatory approval. If we are unable to develop our drug candidates, we will not be successful.

To date, we have limited experience marketing, distributing and selling any products. The success of our business depends primarily upon our ability, or that of any future collaboration partner, to successfully commercialize other products we may successfully develop.

Our drug candidates are in various stages of development. All of our drug candidates require regulatory review and approval prior to commercialization. Approval by regulatory authorities requires, among other things, that our drug candidates satisfy rigorous standards of safety, including efficacy and assessments of the toxicity and carcinogenicity of the drug candidates we are developing. To satisfy these standards, we must engage in expensive and lengthy testing. Notwithstanding the efforts to satisfy these regulatory standards, our drug candidates may not:

•	offer therapeutic or other improvements over existing drugs;

•	be proven safe and effective in clinical trials;

•	meet applicable regulatory standards;

•	be capable of being produced in commercial quantities at acceptable costs; or

•	be successfully commercialized.

Commercial availability of our drug candidates is dependent upon successful clinical development and receipt of requisite regulatory approvals. Clinical data often are susceptible to varying interpretations. Many companies that have believed that their drug candidates performed satisfactorily in clinical trials in terms of both safety and efficacy have nonetheless failed to obtain regulatory approval for commercial sale. Furthermore, the FDA and other regulatory authorities may request additional information including data from additional clinical trials, which may significantly delay any approval and these regulatory agencies ultimately may not grant marketing approval for any of our drug candidates.

If our clinical trials are not successful, we will not obtain regulatory approval for the commercial sale of our drug candidates.

To obtain regulatory approval for the commercial sale of our drug candidates, we will be required to demonstrate through preclinical studies and clinical trials that our drug candidates are safe and effective. Preclinical studies and clinical trials are lengthy and expensive and the historical rate of failure for drug candidates is high. The results from preclinical studies of a drug candidate may not predict the results that will be obtained in human clinical trials.

We, the FDA or other applicable regulatory authorities may prohibit the initiation or suspend clinical trials of a drug candidate at any time if we or they believe the persons participating in such clinical trials are being exposed to unacceptable health risks or for other reasons. The observation of adverse side effects in a clinical trial may result in the FDA or foreign regulatory authorities refusing to approve a particular drug candidate for any or all indications of use. Additionally, adverse or inconclusive clinical trial results concerning any of our drug candidates could require us to conduct additional clinical trials, result in increased costs, significantly delay the submission of applications seeking marketing approval for such drug candidates, result in a narrower indication than was originally sought or result in a decision to discontinue development of such drug candidates. Even if we successfully complete our clinical trials with respect to our drug candidates, we may not receive regulatory approval for such candidates.

Clinical trials require sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, the eligibility criteria for the clinical trial and other clinical trials evaluating other investigational agents for the same or similar uses, which may compete with us for patient enrollment. Delays in patient enrollment can result in increased costs and longer development times.

We cannot predict whether we will encounter additional problems with any of our completed, ongoing or planned clinical trials that will cause us or regulatory authorities to delay or suspend our clinical trials, delay or suspend patient enrollment into our clinical trials or delay the analysis of data from our completed or ongoing clinical trials. Delays in the development of our drug candidates would delay our ability to seek and potentially obtain regulatory approvals, increase expenses associated with clinical development and likely increase the volatility of the price of our common stock. Any of the following could suspend, terminate or delay the completion of our ongoing, or the initiation of our planned, clinical trials:

•	discussions with the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

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delays in obtaining, or the inability to obtain, required approvals from, or suspensions or termination by, institutional review boards or other governing entities at clinical sites selected for participation in our clinical trials;

•	delays in enrolling participants into clinical trials;

•	lower than anticipated retention of participants in clinical trials;

•	insufficient supply or deficient quality of drug candidate materials or other materials necessary to conduct our clinical trials;

•	serious or unexpected drug-related side effects experienced by participants in our clinical trials; or

•	negative results of clinical trials.

If the results of our own or any future partner’s ongoing or planned clinical trials for our drug candidates are not available when we expect or if we encounter any delay in the analysis of data from our preclinical studies and clinical trials:

•	we may be unable to commence human clinical trials of any drug candidates; or

•	we may not have the financial resources to continue the research and development of our drug candidates.

If our drug candidates fail to obtain United States and/or foreign regulatory approval, we and any future partners will be unable to commercialize our drug candidates.

Each of our drug candidates is subject to extensive governmental regulations relating to development, clinical trials, manufacturing and commercialization. Rigorous preclinical studies and clinical trials and an extensive regulatory approval process are required in the United States and in many foreign jurisdictions prior to the commercial sale of any drug candidates. Before any drug candidate can be approved for sale, we, or any collaboration partners must demonstrate that it can be manufactured in accordance with the FDA’s current good manufacturing practices, or cGMP, requirements. In addition, facilities where the principal commercial supply of a product is to be manufactured must pass FDA inspection prior to approval. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. It is possible that none of the drug candidates we are currently developing will obtain the appropriate regulatory approvals necessary to permit commercial distribution.

The time required for FDA review and other approvals is uncertain and typically takes a number of years, depending upon the complexity of the drug candidate. Analysis of data obtained from preclinical studies and clinical trials is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We or one of our future partners may also encounter unanticipated delays or increased costs due to government regulation from future legislation or administrative action, changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

Any delay in obtaining or failure to obtain required approvals could materially adversely affect our ability or that of any partner to generate revenues from a particular drug candidate. For example, in 2010, we discontinued the clinical development of IDX320 as a result of the FDA placing a clinical hold on IDX184 and IDX320. The clinical hold on IDX184 was subsequently removed by the FDA. Also in February 2011, ViiV Healthcare Company, or ViiV, informed us that the FDA placed ‘761, our product candidate for the treatment of the human immunodeficiency virus, or HIV, which we licensed to ViiV in 2009, on clinical hold and subsequently, the ViiV license agreement was terminated on March 15, 2012. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which we or any partner may market the product. These restrictions may limit the size of the market for the product. Additionally, drug candidates we or any future partners successfully develop could be subject to post market surveillance and testing.

We are also subject to numerous foreign regulatory requirements governing the conduct of clinical trials, and we, with any partners, are subject to numerous foreign regulatory requirements relating to manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval processes include all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Approval by any one regulatory authority does not assure approval by regulatory authorities in other jurisdictions. Many foreign regulatory authorities, including those in the European Union and in China, have different approval procedures than those required by the FDA and may impose additional testing requirements for our drug candidates. Any failure or delay in obtaining such marketing authorizations for our drug candidates would have a material adverse effect on our business.

Our products will be subject to ongoing regulatory review even after approval to market such products is obtained. If we or any future partners fail to comply with applicable United States and foreign regulations, we or such partners could lose approvals that we or our partners have been granted and our business would be seriously harmed.

Even after approval, any drug product that we or any collaboration partners successfully develop will remain subject to continuing regulatory review, including the review of clinical results, which are reported after our product becomes commercially available. The marketing claims we or any collaboration partners are permitted to make in labeling or advertising regarding our marketed drugs in the United States will be limited to those specified in any FDA approval, and in other markets such as the European Union, to the corresponding regulatory approvals. Any manufacturer we or any collaboration partners use to make approved products will be subject to periodic review and inspection by the FDA or other similar regulatory authorities in the European Union and other jurisdictions. We and any collaboration partners are required to report any serious and unexpected adverse experiences and certain quality problems with our products and make other periodic reports to the FDA or other similar regulatory authorities in the European Union and other jurisdictions. The subsequent discovery of previously unknown problems with the drug, manufacturer or facility may result in restrictions on the drug manufacturer or facility, including withdrawal of the drug from the market. We do not have, and currently do not intend to develop, the ability to manufacture material at commercial scale or for our clinical trials. Our reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including reliance on such manufacturers for regulatory compliance. Certain changes to an approved product, including the way it is manufactured or promoted, often require prior approval from regulatory authorities before the modified product may be marketed.

If we or any collaboration partners fail to comply with applicable continuing regulatory requirements, we or such collaboration partners may be subject to civil penalties, suspension or withdrawal of any regulatory approval obtained, product recalls and seizures, injunctions, operating restrictions and criminal prosecutions and penalties.

If we or any future partners fail to comply with ongoing regulatory requirements after receipt of approval to commercialize a product, we or such partners may be subject to significant sanctions imposed by the FDA, EMA or other United States and foreign regulatory authorities.

The research, testing, manufacturing and marketing of drug candidates and products are subject to extensive regulation by numerous regulatory authorities in the United States and other countries. Failure to comply with these requirements may subject a company to administrative or judicially imposed sanctions. These enforcement actions may include, without limitation:

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warning letters and other regulatory authority communications objecting to matters such as promotional materials and requiring corrective action such as revised communications to healthcare practitioners;

•	civil penalties;

•	criminal penalties;

•	injunctions;

•	product seizure or detention;

•	product recalls;

•	total or partial suspension of manufacturing; and

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FDA refusal to review or approve pending new drug applications or supplements to new drug applications for previously approved products and/or similar rejections of marketing applications or supplements by foreign regulatory authorities.

The imposition of one or more of these sanctions on us or one of our future partners could have a material adverse effect on our business.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Although we maintain workers’ compensation insurance to cover us for costs we may incur due to injuries to our employees resulting from the use of these materials and environmental liability insurance to cover us for costs associated with environmental or toxic tort claims that may be asserted against us, this insurance may not provide adequate coverage against all potential liabilities. Additional federal, state, foreign and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with these laws or regulations. Additionally, we may incur substantial fines or penalties if we violate any of these laws or regulations.

Growing availability of specialty pharmaceuticals may lead to increased focus of cost containment.

Specialty pharmaceuticals refer to medicines that treat rare or life-threatening conditions that have smaller patient populations, such as certain types of cancer, multiple sclerosis, HBV, HCV and HIV. The growing availability and use of innovative specialty pharmaceuticals, combined with their relative higher cost as compared to other types of pharmaceutical products, is beginning to generate significant payer interest in developing cost containment strategies targeted to this sector. While the impact on our payers’ efforts to control access and pricing of specialty pharmaceuticals has been limited to date, our portfolio of specialty products, combined with the increasing use of health technology assessment in markets around the world and the deteriorating finances of governments, may lead to a more significant adverse business impact in the future.

Factors Related to Our Relationship with Novartis

If we breach any of the numerous representations and warranties we made to Novartis under the development and commercialization agreement, the termination agreement or the stock purchase agreement, Novartis has the right to seek indemnification from us for damages it suffers as a result of such breach. These amounts could be substantial.

We have agreed to indemnify Novartis and its affiliates against losses suffered as a result of our breach of representations and warranties in the development and commercialization agreement, the termination agreement and the stock purchase agreement. Under these agreements, we made numerous representations and warranties to Novartis regarding our HCV and HBV drug candidates, including representations regarding our ownership of and licensed rights to the inventions and discoveries relating to such drug candidates. If one or more of our representations or warranties were subsequently determined not to be true at the time we made them to Novartis, we would be in breach of these agreements. In the event of a breach by us, Novartis has the right to seek indemnification from us and, under certain circumstances, our stockholders who sold shares to Novartis, which include some of our directors and officers, for damages suffered by Novartis as a result of such breach. The amounts for which we could become liable to Novartis could be substantial.

In May 2004, we entered into a settlement agreement with UAB, relating to our ownership of our former chief executive officer’s inventorship interest in certain of our patents and patent applications, including patent applications covering our HCV drug candidates. Under the terms of the settlement agreement, we agreed to make payments to UAB, including an initial payment made in 2004 in the amount of $2.0 million, as well as regulatory milestone payments and payments relating to net sales of certain products. Novartis may seek to recover from us and, under certain circumstances, our stockholders who sold shares to Novartis, which include many of our officers and directors, the losses it suffers as a result of any breach of the representations and warranties we made relating to our HCV drug candidates and may assert that such losses include the settlement payments.

In July 2008, we, our former chief executive officer, in his individual capacity, the University of Montpellier and CNRS entered into a settlement agreement with UAB, UABRF, and Emory University. Pursuant to this settlement agreement, all contractual disputes relating to patents covering the use of certain synthetic nucleosides for the treatment of HBV and all litigation matters relating to patents and patent applications related to the use of ß-L-2’-deoxy-nucleosides for the treatment of HBV assigned to one or more of Idenix, CNRS, and the University of Montpellier and which cover the use of telbivudine (Tyzeka®/Sebivo®) for the treatment of HBV have been resolved. Under the terms of the settlement, we paid UABRF (on behalf of UAB and Emory University) a $4.0 million upfront payment and will make additional payments to UABRF equal to 20% of all royalty payments received by us from Novartis based on worldwide sales of telbivudine, subject to minimum payment obligations aggregating $11.0 million. Novartis may seek to recover from us and, under certain circumstances, those of our officers, directors and other stockholders who sold shares to Novartis, losses it suffers as a result of any breach of the representations and warranties we made to Novartis relating to our HBV drug candidates and may assert that such losses include the settlement payments. Under the termination agreement we entered into with Novartis in July 2012, Novartis will reimburse us for payments we make to UABRF under the settlement agreement following the execution of the termination agreement.

If we issue capital stock, in certain situations, Novartis will be able to purchase a pro rata portion of shares that we may issue to maintain its percentage ownership in Idenix.

Novartis has the right, subject to limited exceptions noted below, to purchase a pro rata portion of shares of capital stock that we issue. The price that Novartis pays for these securities would be either the price that we offer such securities to third-parties, including the price paid by persons who acquire shares of our capital stock pursuant to awards granted under stock compensation or equity incentive plans or, in specified situations, for a 10% premium to the consideration per share paid by others acquiring our stock. Novartis’ right to purchase a pro rata portion does not include:

•	securities issuable in connection with any stock split, reverse stock split, stock dividend or recapitalization that we undertake that affects all holders of our common stock proportionately;

•	shares of common stock issuable upon exercise of stock options and other awards pursuant to our 1998 equity incentive plan; and

•	securities issuable in connection with our acquisition of all the capital stock or all or substantially all of the assets of another entity.

Excepted as noted above, Novartis’ right to purchase shares includes a right to purchase securities that are convertible into, or exchangeable for, our common stock, provided that Novartis’ right to purchase stock in connection with options or other convertible securities issued to any of our directors, officers, employees or consultants pursuant to any stock compensation or equity incentive plan will not be triggered until the underlying equity security has been issued to the director, officer, employee or consultant. Novartis waived its right to purchase additional shares of our common stock as a result of the shares of common stock we issued to GlaxoSmithKline, or GSK, in 2009. Additionally, Novartis did not purchase shares of our common stock pursuant to our underwritten offerings in August 2009, April 2010 or November 2011. We issued 1.8 million shares of our common stock to Novartis pursuant to a private placement agreement in conjunction with our underwritten offering in April 2011. Novartis’ ownership was subsequently diluted from approximately 53% prior to the August 2009 offering to approximately 31% as of July 25, 2012.

The safety or efficacy profile of any of our HCV clinical candidates may differ in combination with other existing or future drugs used to treat HCV, including those being developed by Novartis, and therefore may preclude the further development or approval of our HCV clinical candidates, which could materially harm our business.

Phase II and phase III clinical trials of other DAAs similar to IDX184 and IDX719 are now being conducted in combination with the current standard of care and increasingly, with other DAAs in clinical development. Therefore, the clinical development and commercialization pathway for IDX184 or IDX719, or any other product candidate we may develop in the future for the treatment of HCV, will require that it be evaluated during clinical trials in combination with other existing or future antivirals. When combined with other HCV therapies, IDX184 or IDX719 may demonstrate unexpected side effects even if IDX184 or IDX719 demonstrate meaningful therapeutic benefits equal to or better than our competitors’ compounds, an acceptable safety profile, and a dose amenable to combination therapy in phase I and other early-stage clinical trials. Under limited circumstances, Novartis has rights to combine its HCV clinical candidates, including alisporivir, with our HCV clinical candidates, including IDX184, IDX719 and IDX19368. We anticipate that Novartis will elect to perform certain combination trials with our HCV clinical candidates and its clinical candidates. We believe the optimized treatment of HCV will involve the combination of three or more antiviral compounds. We cannot assure that any of our HCV clinical candidates will be amenable for use in combination with some, or any, existing therapies or those in clinical development, including HCV clinical candidates developed by Novartis now or in the future.

If we enter into a future commercialization agreement with Novartis and Novartis terminates or fails to perform its obligations under such agreement, we may not be able to successfully commercialize our drug candidates licensed to Novartis under such agreement and the development and commercialization of our other drug candidates could be delayed, curtailed or terminated.

Following the receipt of certain data related to a combination trial and upon Novartis’ request, we and Novartis are obligated to use, in good faith, commercially reasonable efforts to negotiate a future agreement for the development, manufacture and commercialization of such combination therapy for the treatment of HCV. Neither party is obligated to negotiate for a period longer than 180 days. We may not be able to obtain terms that are favorable to us, including obtaining co-promotion and co-marketing rights or a reasonable royalty for future sales of combination therapies including our HCV drug candidates. If we do enter into such an agreement, we will likely depend upon the success of the efforts of Novartis to manufacture, market and sell such combination therapies, if any, that are successfully developed. We will have limited control over the resources that Novartis may devote to such manufacturing and commercialization efforts and, if Novartis does not devote sufficient time and resources to such efforts, we may not realize the commercial or financial benefits we anticipate, and our results of operations may be adversely affected.

If Novartis were to breach or terminate a future commercialization agreement with us, the development or commercialization of the affected drug candidate or product could be delayed, curtailed or terminated because we may not have sufficient resources or capabilities, financial or otherwise, to continue development and commercialization of the drug candidate, and we may not be successful in entering into a collaboration with another third-party.

Factors Related to Our Dependence on Third-Parties Other Than Novartis

If we seek to enter into collaboration agreements for any drug candidates and we are not successful in establishing such collaborations, we may not be able to continue development of those drug candidates.

Our drug development programs and product commercialization efforts will require substantial additional cash to fund expenses to be incurred in connection with these activities. We may seek to enter into collaboration agreements with other pharmaceutical companies to fund all or part of the costs of drug development and commercialization of drug candidates. We may seek a partner who will assist in the future development and commercialization of our drug candidates for the treatment of HCV. The terms and conditions of our termination agreement with Novartis may discourage other third parties from entering into future collaboration agreements and relationships with us. We may not be able to enter into collaboration agreements and the terms of any such collaboration agreements may not be favorable to us. If we are not successful in our efforts to enter into a collaboration arrangement with respect to a drug candidate, we may not have sufficient funds to develop such drug candidate or any other drug candidate internally.

If we do not have sufficient funds to develop our drug candidates, we will not be able to bring these drug candidates to market and generate revenue. As a result, our business will be adversely affected. In addition, the inability to enter into collaboration agreements could delay or preclude the development, manufacture and/or commercialization of a drug candidate and could have a material adverse effect on our financial condition and results of operations because:

•	we may be required to expend our own funds to advance the drug candidate to commercialization;

•	revenue from product sales could be delayed; or

•	we may elect not to develop or commercialize the drug candidate.

Our collaborations with outside scientists may be subject to restriction and change.

We work with chemists and biologists at academic and other institutions that assist us in our research and development efforts. Many of our drug candidates were discovered with the research and development assistance of these chemists and biologists. Many of the scientists who have contributed to the discovery and development of our drug candidates are not our employees and may have other commitments that would limit their future availability to us. Although our scientific advisors and collaborators generally agree not to do competing work, if a conflict of interest between their work for us and their work for another entity arises, we may lose their services.

We have depended on third-party manufacturers to manufacture products for us. If in the future we manufacture any of our products, we will be required to incur significant costs and devote significant efforts to establish these capabilities.

We have relied upon third-parties to produce material for preclinical and clinical studies and may continue to do so in the future. Although we believe that we will not have any material supply issues, we cannot be certain that we will be able to obtain long-term supply arrangements of those materials on acceptable terms. We also expect to rely on third-parties to produce materials required for clinical trials and for the commercial production of certain of our products if we succeed in obtaining necessary regulatory approvals. If we are unable to arrange for third-party manufacturing, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including reliance on the third-party for regulatory compliance and quality assurance, the possibility of breach by the third-party of agreements related to supply because of factors beyond our control and the possibility of termination or nonrenewal of the agreement by the third-party, based on its own business priorities, at a time that is costly or damaging to us.

In addition, the FDA and other regulatory authorities require that our products be manufactured according to cGMP regulations. Any failure by us or our third-party manufacturers to comply with cGMPs and/or our failure to scale up our manufacturing processes could lead to a delay in, or failure to obtain, regulatory approval. In addition, such failure could be the basis for action by the FDA to withdraw approvals for drug candidates previously granted to us and for other regulatory action.

Factors Related to Patents and Licenses

If we are unable to adequately protect our patents and licenses related to our drug candidates, or if we infringe the rights of others, it may not be possible to successfully commercialize products that we develop.

Our success will depend in part on our ability to obtain and maintain patent protection both in the United States and in other countries for any products we successfully develop. The patents and patent applications in our patent portfolio are either owned by us, exclusively licensed to us, or co-owned by us and others and exclusively licensed to us. Our ability to protect any products we successfully develop from unauthorized or infringing use by third-parties depends substantially on our ability to obtain and maintain valid and enforceable patents. Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions. Accordingly, rights under any issued patents may not provide us with sufficient protection for any products we successfully develop or provide sufficient protection to afford us a commercial advantage against our competitors or their competitive products or processes. In addition, we cannot guarantee that any patents will be issued from any pending or future patent applications owned by or licensed to us. Even if patents have been issued or will be issued, we cannot guarantee that the claims of these patents are, or will be, valid or enforceable, or provide us with any significant protection against competitive products or otherwise be commercially valuable to us. The U.S. Congress passed the Leahy-Smith America Invents Act, or the America Invents Act, which was signed into law in September 2011. The America Invents Act reforms U.S. patent law in part by changing the standard for patent approval from a “first to invent” standard to a “first inventor to file” standard and developing a post-grant review system. This new legislation affects U.S. patent law in a manner that may impact our ability to obtain or maintain patent protection for current or future inventions in the U.S. or otherwise cause uncertainty as to our patent protection.

We may not have identified all patents, published applications or published literature that may affect our business, either by blocking our ability to commercialize our drug candidates, by preventing the patentability of our drug candidates by us, our licensors or co-owners, or by covering the same or similar technologies that may invalidate our patents, limiting the scope of our future patent claims or adversely affecting our ability to market our drug candidates. For example, patent applications are maintained in confidence for at least 18 months after their filing. In some cases, patent applications remain confidential in the U.S. Patent and Trademark Office, which we refer to as the USPTO, for the entire time prior to issuance of a U.S. patent. Patent applications filed in countries outside the United States are not typically published until at least 18 months from their first filing date. Similarly, publication of discoveries in the scientific or patent literature often lags behind actual discoveries. Therefore, we cannot be certain that we or our licensors or co-owners were the first to invent, or the first inventors to file, patent applications on our product or drug candidates or for their uses. In the event that another party has filed a U.S. patent application covering the same invention as one of our patent applications or patents, we may have to participate in an adversarial proceeding, known as an interference, declared by the USPTO to determine priority of invention in the United States. In late February 2012, an interference was declared by the USPTO concerning a patent application co-owned by us and a patent owned by Gilead Pharmasset LLC. The application and patent claim to certain nucleoside compounds useful in treating HCV. We cannot predict whether we will prevail. Our co-owned application at issue in the interference is not relevant to our compound IDX184 or any other compounds we currently have under development. An interference is based upon complex specialized U.S. patent law and we expect the interference proceeding could be expensive and time consuming, but we do not believe it will be relevant to any of our current clinical candidates, including IDX184.

The costs of these proceedings could be substantial and it is possible that our efforts could be unsuccessful, potentially resulting in loss of our U.S. patent application at issue in the interference, which as noted above is not relevant to IDX184 or any other compounds we currently have under development. The laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as in the United States and many companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions. If we encounter such difficulties in protecting, or are otherwise precluded from effectively protecting, our intellectual property rights in foreign jurisdictions, our business prospects could be substantially harmed.

Since our HBV product, telbivudine, was a known compound before the filing of our patent applications covering the use of this drug candidate to treat HBV, we cannot obtain patent protection on telbivudine itself. As a result, we have obtained and maintain patents granted on the method of using telbivudine as a medical therapy for the treatment of HBV. In the termination agreement, we have agreed to transfer all our rights to patents and patent applications associated with telbivudine to Novartis.

In July 2008, we entered into a settlement agreement with UAB, UABRF and Emory University relating to our telbivudine technology. Pursuant to this settlement agreement, all contractual disputes relating to patents covering the use of certain synthetic nucleosides for the treatment of HBV and all litigation matters relating to patents and patent applications related to the use of ß-L-2’-deoxy-nucleosides for the treatment of HBV assigned to one or more of Idenix, CNRS and the University of Montpellier and which cover the use of telbivudine (Tyzeka®/Sebivo®) for the treatment of HBV have been resolved. UAB also agreed to abandon certain continuation patent applications it filed in July 2005. Under the terms of the settlement, we paid UABRF (on behalf of UAB and Emory University) a $4.0 million upfront payment and will make additional payments to UABRF equal to 20% of all royalty payments received by us from Novartis based on worldwide sales of telbivudine, subject to minimum payment obligations in the aggregate of $11.0 million. Under the termination agreement, we will no longer receive royalty or milestone payments from Novartis based upon worldwide product sales of Tyzeka®/Sebivo® (telbivudine) for the treatment of HBV. Novartis is committed to reimburse us for certain payment obligations due to third-parties, including UABRF, in connection with intellectual property related to Tyzeka®/Sebivo®.

In accordance with our patent strategy, we are attempting to obtain patent protection for our HCV drug candidates, including IDX184, IDX719 and IDX19368. We have filed U.S. and foreign patent applications for our drug candidates, and in some jurisdictions have obtained patent protection, related to IDX184 itself, as well as to methods of treating HCV with IDX184. Further, we are prosecuting U.S. and foreign patent applications, and have been granted U.S. and foreign patents, claiming methods of treating HCV with nucleoside/nucleotide polymerase inhibitors.

We are aware that a number of other companies have filed patent applications attempting to cover broad classes of compounds and their use to treat HCV or infection by any member of the Flaviviridae virus family to which HCV belongs. These classes of compounds might relate to nucleoside polymerase inhibitors associated with IDX184, IDX 19368 and/or our NS5A inhibitor, IDX719. The companies include Merck & Co., Inc., Isis Pharmaceuticals, Inc., Ribapharm, Inc. (a wholly-owned subsidiary of Valeant Pharmaceuticals International), Genelabs Technologies, Inc., Gilead Sciences, Inc., Bristol-Myers Squibb Company, Enanta Pharmaceuticals, Inc., Presidio Pharmaceuticals, Inc. and Biota, Inc. (a subsidiary of Biota Holdings Ltd.). A foreign country may grant patent rights covering one or more of our drug candidates to one or more other companies. If that occurs, we may need to challenge the third-party patent rights, and if we do not challenge or are not successful with the challenge, we will need to obtain a license that might not be available to us on commercially reasonable terms or at all. The USPTO may grant patent rights covering one or more of our drug candidates to one or more other companies. If that occurs, we may need to challenge the third-party patent rights, and if we do not challenge or are not successful with the challenge, we will need to obtain a license that might not be available at all or on commercially reasonable terms. Given the breadth of our patent portfolio to HCV nucleosides/nucleotides, we expect many competitors to challenge our patents in, for example, Europe, Canada, Australia or the United States at the appropriate time. We cannot predict whether these challenges will occur, or, if they do, exactly when they will occur. We also cannot predict the outcome of any of these challenges, and they may be expensive and time consuming. In June 2012, Gilead Sciences, Inc. filed suit against us in Canadian Federal Court seeking to invalidate one of our issued Canadian patents. Our patent, which is the subject of the Canadian litigation, covers similar subject matter to that patent application at issue in the U.S. interference and is not relevant to IDX184 or any other compounds we currently have under development. While we cannot predict whether we will prevail, we intend to vigorously defend this action and any others like it brought by any third party. We expect this litigation proceeding could be expensive and time consuming, but we do not believe it will be relevant to any of our current clinical candidates, including IDX184.

A number of companies have filed patent applications and have obtained patents covering certain compositions and methods for the treatment, diagnosis and/or screening of HCV that could materially affect the ability to develop and commercialize current drug candidates and other drug candidates we may develop in the future. For example, we are aware that Apath, LLC has obtained broad patents covering HCV proteins, nucleic acids, diagnostics and drug screens. If we need to use these patented materials or methods to develop any of our HCV drug candidates and the materials or methods fall outside certain safe harbors in the laws governing patent infringement, we will need to buy these products from a licensee of the company authorized to sell such products or we will require a license from one or more companies, which may not be available to us on commercially reasonable terms or at all. This could materially affect or preclude our ability to develop and sell our HCV drug candidates.

If we find that any drug candidates we are developing should be used in combination with a product covered by a patent held by another company or institution, and that a labeling instruction is required in product packaging recommending that combination, we could be accused of, or held liable for, infringement or inducement of infringement of certain third-party patents claims covering the product recommended for co-administration with our product. In that case, we may be required to obtain a license from the other company or institution to provide the required or desired package labeling, which may not be available on commercially reasonable terms or at all.

Litigation and disputes related to intellectual property matters occur frequently in the biopharmaceutical industry. Litigation regarding patents, patent applications and other proprietary rights may be expensive and time consuming. If we are unsuccessful in litigation concerning patents or patent applications owned or co-owned by us or licensed to us, we may not be able to protect our products from competition or we may be precluded from selling our products. If we are involved in such litigation, it could cause delays in bringing drug candidates to market and harm our ability to operate. Such litigation could take place in the United States in a federal court or in the USPTO. The litigation could also take place in a foreign country, in either the courts or the patent office of that country.

Our success will depend in part on our ability to uphold and enforce patents or patent applications owned or co-owned by us or licensed to us, which cover products we successfully develop. Proceedings involving our patents or patent applications could result in adverse decisions regarding:

•	ownership of patents and patent applications;

•	rights concerning our licenses;

•	the patentability of our inventions relating to our products and drug candidates; and/or

•	the enforceability, validity or scope of protection offered by our patents relating to our products and drug candidates.

Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us.

In May 2004, we and our former chief executive officer entered into a settlement agreement with UAB resolving a dispute regarding ownership of inventions and discoveries made by our former chief executive officer during the period from November 1999 to November 2002, at which time our former chief executive officer was on sabbatical and then unpaid leave from his position at UAB. The patent applications we filed with respect to such inventions and discoveries include the patent applications covering valopicitabine and IDX184.

Under the terms of the settlement agreement with UAB, we agreed to make a $2.0 million initial payment to UAB, as well as other contingent payments based upon the commercial launch of other HCV products discovered or invented by our former chief executive officer during his sabbatical and unpaid leave. In addition, UAB and UABRF have each agreed that neither of them has any right, title or ownership interest in these inventions and discoveries. Under the development and commercialization agreement, termination agreement and stock purchase agreement, we made numerous representations and warranties to Novartis regarding our HCV program, including representations regarding our ownership of the inventions and discoveries. If one or more of our representations or warranties were subsequently determined not to be true at the time we made them to Novartis, we would be in breach of these agreements. In the event of a breach by us, Novartis has the right to seek indemnification from us and, under certain circumstances, our stockholders who sold shares to Novartis, which include many of our directors and officers, for damages suffered by Novartis as a result of such breach. The amounts for which we could be liable to Novartis could be substantial.

Our success will also depend in part on our ability to avoid infringement of the patent rights of others. If it is determined that we do infringe a patent right of another, we may be required to seek a license (which may not be available on commercially reasonable terms or at all), defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we are not successful in infringement litigation and we do not license or develop non-infringing technology, we may:

•	incur substantial monetary damages;

•	encounter significant delays in bringing our drug candidates to market; and/or

•	be precluded from participating in the manufacture, use or sale of our drug candidates or methods of treatment requiring licenses.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

To protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our corporate collaborators, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and confidential information and in such cases we could not assert any trade secret rights against such parties. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

If any of our agreements that grant us the exclusive right to make, use and sell our drug candidates are terminated, we and/or future collaboration partners may be unable to develop or commercialize our drug candidates.

We, together with Novartis, entered into an amended and restated agreement with CNRS and the University of Montpellier, co-owners of the patents and patent applications covering Tyzeka®/Sebivo® and valtorcitabine. This agreement covers both the cooperative research program and the terms of our exclusive right to exploit the results of the cooperative research, including Tyzeka®/Sebivo® and valtorcitabine. The cooperative research program with CNRS and the University of Montpellier ended in December 2006 although many of the terms remain in effect for the duration of the patent life of the affected products. We and Novartis have also entered into two agreements with the University of Cagliari, the co-owner of the patents and patent applications covering some of our HCV drug candidates and certain other drug candidates. One agreement with the University of Cagliari covers our cooperative research program and the other agreement is an exclusive license to develop and sell jointly created drug candidates. Our relationship with Cagliari ended in December 2010 although many of the terms remain in effect for the duration of the patent life of the affected products. Under the amended and restated agreement with CNRS and the University of Montpellier and the license agreement, as amended, with the University of Cagliari, we obtained from our co-owners the exclusive right to exploit these drug candidates. Subject to certain rights afforded to Novartis as they relate to the license agreement with the University of Cagliari and CNRS, respectively, these agreements can be terminated by either party in circumstances such as the occurrence of an uncured breach by the non-terminating party. The termination of our rights, including patent rights, under the agreement with CNRS and the University of Montpellier or the license agreement, as amended, with the University of Cagliari would have a material adverse effect on our business and could prevent us from developing a drug candidate or selling a product. In addition, these agreements provide that we pay certain costs of patent prosecution, maintenance and enforcement. These costs could be substantial. Our inability or failure to pay these costs could result in the termination of the agreements or certain rights under them.

Under our amended and restated agreement with CNRS and the University of Montpellier and our license agreement, as amended, with the University of Cagliari, we and Novartis have the right to exploit and license certain co-owned drug candidates. However, our agreements with CNRS and the University of Montpellier and with the University of Cagliari are currently governed by, and will be interpreted and enforced under, French and Italian law, respectively, which are different in substantial respects from United States law and which may be unfavorable to us in material respects. Under French law, co-owners of intellectual property cannot exploit, assign or license their individual rights without the permission of the co-owners. Similarly, under Italian law, co-owners of intellectual property cannot exploit or license their individual rights without the permission of the co-owners. Accordingly, if our agreements with the University of Cagliari terminate based on a breach, we may not be able to exploit, license or otherwise convey to Novartis or other third-parties our rights in certain products or drug candidates for a desired commercial purpose without the consent of the co-owner, which could materially affect our business and prevent us from developing certain drug candidates and selling our products.

Under United States law, a patent co-owner has the right to prevent another co-owner from suing infringers by refusing to join voluntarily in a suit to enforce a patent. Our amended and restated agreement with CNRS and the University of Montpellier and our license agreement, as amended, with the University of Cagliari provide that such parties will cooperate to enforce our jointly owned patents on our products or drug candidates. If these agreements terminate or the parties’ cooperation is not given or is withdrawn, or they refuse to join in litigation that requires their participation, we may not be able to enforce these patent rights or protect our markets.

Factors Related to Our Common Stock

Our common stock may have a volatile trading price.

The market price of our common stock could be subject to significant fluctuations. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	the results of ongoing and planned clinical trials of our drug candidates;

•	developments in the market with respect to competing products or more generally the treatment of HCV;

•	the results of preclinical studies and planned clinical trials of our other discovery-stage programs;

•	future sales of, and the trading volume in, our common stock;

•	the timing and success of the launch of products, if any, we successfully develop;

•	the decision by Novartis to initiate a combination trial with one of our HCV drug candidates;

•	the entry into key agreements, including those related to the acquisition or in-licensing of new programs, or the termination of key agreements;

•	the results and timing of regulatory actions relating to the approval of our drug candidates, including any decision by the regulatory authorities to place a clinical hold on our drug candidates;

•	the initiation of, material developments in or conclusion of litigation to enforce or defend any of our intellectual property rights;

•	the initiation of, material developments in or conclusion of litigation to defend products liability claims;

•	the failure of any of our drug candidates, if approved, to achieve commercial success;

•	the results of clinical trials conducted by others on drugs that would compete with our drug candidates;

•	issues in manufacturing our drug candidates or any approved products;

•	the loss of key employees;

•	adverse publicity related to our company, our products or our product candidates;

•	changes in estimates or recommendations by securities analysts who cover our common stock;

•	future financings through the issuance of equity or debt securities or otherwise;

•	changes in the structure of health care payment systems;

•	our cash position and period-to-period fluctuations in our financial results; and

•	general and industry-specific economic conditions.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.

We do not anticipate paying cash dividends, so you must rely on stock price appreciation for any return on your investment.

We anticipate retaining any future earnings for reinvestment in our research and development programs. Therefore, we do not anticipate paying cash dividends in the future. As a result, only appreciation of the price of our common stock will provide a return to stockholders. Investors seeking cash dividends should not invest in our common stock.

Sales of additional shares of our common stock could result in dilution to existing stockholders and cause the price of our common stock to decline.

Sales of substantial amounts of our common stock in the public market or the availability of such shares for sale, could adversely affect the price of our common stock. In addition, the issuance of common stock upon exercise of outstanding options could be dilutive and may cause the market price for a share of our common stock to decline. As of July 25, 2012, we had 108,451,642 shares of common stock issued and outstanding, together with outstanding options to purchase approximately 7,851,156 shares of common stock with a weighted average exercise price of $7.64 per share.

Novartis has rights, subject to certain conditions, to require us to file registration statements covering their shares or to include its shares in registration statements that we may file for ourselves.

Novartis’ ownership of our common stock could delay or prevent a change in corporate control.

At July 25, 2012, Novartis held 31% of our outstanding common stock and has the right to maintain its ownership percentage. This concentration of ownership may harm the market price of our common stock by:

•	delaying, deferring or preventing a change in control of our company;

•	impeding a merger, consolidation, takeover or other business combination involving our company; or the termination agreement with Novartis;

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

An investment in our common stock may decline in value as a result of announcements of business developments by us or our competitors.

The market price of our common stock is subject to substantial volatility as a result of announcements by us or other companies in our industry. As a result, purchasers of our common stock may not be able to sell their shares of common stock at or above the price at which they purchased such stock. Announcements which may subject the price of our common stock to substantial volatility include but are not limited to:

•	the termination agreement with Novartis or the decision by Novartis to initiate a combination trial with one of our HCV drug candidates;

•	the termination of the ViiV license agreement;

•	the results of our clinical trials pertaining to any of our drug candidates;

•	the results of discovery, preclinical studies and clinical trials by us or our competitors;

•	the acquisition of technologies, drug candidates or products by us or our competitors;

•	the development of new technologies, drug candidates or products by us or our competitors;

•

regulatory actions with respect to our drug candidates or products or those of our competitors, including those relating to clinical trials, such as clinical holds imposed by regulatory authorities, marketing authorizations, pricing and reimbursement;

•	the timing and success of launches of any product we successfully develop;

•	the market acceptance of any products we successfully develop;

•	significant changes to our existing business model;

•	the initiation of, material developments in or conclusion of litigation to enforce or defend any of our intellectual property rights; and

•	significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors.

In addition, if we fail to reach an important research, development or commercialization milestone or result by a publicly expected deadline, even if by only a small margin, there could be a significant impact on the market price of our common stock. Additionally, as we approach the announcement of important clinical data or other significant information and as we announce such results and information, we expect the price of our common stock to be particularly volatile and negative results would have a substantial negative impact on the price of our common stock.

We could be subject to class action litigation due to stock price volatility, which, if such litigation occurs, will distract our management and could result in substantial costs or large judgments against us.

The stock market frequently experiences extreme price and volume fluctuations. In addition, the market prices of securities of companies in the biotechnology and pharmaceutical industry have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These fluctuations could adversely affect the market price of our common stock. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. Due to the volatility in our stock price, we may be the target of similar litigation in the future.

Securities litigation could result in substantial costs and divert our management’s attention and resources, which could cause serious harm to our business, operating results and financial condition.